Exhibit 4.36

Execution Copy

[Note: Translation from the original agreement in Chinese]

Cooperation Agreement

This Cooperation Agreement is entered into on December 26, 2012 in Beijing among the following parties:

Party A: eLongNet Information Technology (Beijing) Co., Ltd.

Address:	No 10 Middle Jiuxianqiao Road, Beijing 100022
Legal Representative:	Guangfu Cui

Party B: Beijing eLong Information Technology Co., Ltd.

Address:	Xingke Plaza, Tower C, 2d Floor, No. 10 Middle Jiuxianqiao Road, Beijing
Legal Representative:	Guangfu Cui

Whereas:

1.    Party A is a wholly foreign-owned enterprise validly established and existing under PRC law, which specializes in internet technology, ecommerce technical development and services, and has used its expertise in technology, human resources and information to establish cooperative relations with many hotels, motels and suppliers.

2.    Party B is a limited liability company validly established and existing under PRC law, approved by the Beijing Communication Administration to engage in Internet information service business (License No: Jing ICP No.010011), and operates the website www.elong.com (“elong.com”) and call center.

3.    Party A and Party B are willing to jointly undertake the eLong.com online hotel booking business, and currently have service contracts and stable cooperation with many hotels, motels and suppliers (“Supply Partners”).

Therefore, Party A and Party B enter into the following cooperative agreement (the “Agreement”) after friendly negotiation.

Article 1:    Rights and Obligations of the Two Parties

Party A and Party B agree to jointly undertake the online hotel booking business and other businesses, based on the following division of work:

1.    Rights and Obligations of Party A

(1)   On behalf of Party B, conduct eLong.com’s online hotel booking market development, public relationship, supplier negotiations and related discussions with Supply Partners and eLong members;

(2)   Provide Party B with accurate hotel and market information regarding Supply Partners needed by eLong.com;

(3)   Promptly transmit orders to Supply Partners and transmit booking confirmation information;

(4)   Be responsible for customer service for eLong.com, including but not limited to customer complaints related to online hotel bookings;

(5)   On behalf of Party B, collect commission and fees from Supply Partners, and in accordance with Article 2 of this Agreement, pay the corresponding service fees to Party B;

(6)   Provide technical services, technical training and technical support to Party B and eLong.com;

(7)   On behalf of Party B, handle other aspects of the hotel booking business, provided that this excludes internet information service, call center service and data processing, and other matters carried out by Party B.

2.    Rights and Obligations of Party B.

(1)   Transmit price, market and other information provided by Party A via eLong.com; transmit hotel reservation instructions through the call center; processing of online data and information queries;

(2)   Responsible for other matters related to internet information services and call center.

Article 2:    Payment and Settlement

For the convenience of settlement, Party A and Party B agree that Party A will determine the annual service fee to be paid by Party A to Party B for information and related services, based on commissions and fees received from Supply Partners, market rates, hotel room nights and specific service projects. Under this Agreement, Party A has the right to unilaterally adjust the aforementioned information service and related services fee without the consent of Party B.

Article 3:    Representations and Warranties

3.1    Party A hereby represents and warrants as follows:

(1)   Party A is a wholly foreign-owned enterprise validly established and existing under PRC law.

(2)   Party A enters into and performs this Agreement within its business scope and corporate authority; has taken the necessary corporate actions and received authorizations, approvals from the third party and government, and is not violating the limitations of any binding law or agreements;

(3)   Upon execution, this agreement shall be legitimate, valid, binding and enforceable in accordance with its terms.

3.2    Party B hereby represents and warrants as follows:

(1)   Party B is a limited liability company validly established and existing under PRC law, with the right d to operate Internet information service business;

(2)   Party B enters into and performs this Agreement within its business scope and corporate authority; has taken the necessary corporate actions and received authorizations, approvals from the third party and government, and is not violating the limitations of any binding law or agreements;

(3)   Upon execution, this agreement shall be legitimate, valid, binding and enforceable in accordance with its terms.

Article 4:    Confidentiality

Both Parties confirm that any oral or written information they have exchanged in connection with this Agreement is confidential. Both Parties shall protect and maintain the confidentiality of any and all confidential information, neither party will disclose any confidential information provided by the other party, without the prior consent of such other party, excepting the following circumstances: (a) the information has be known or will be known publicly (not exposed to public by the receiving party); (b) information disclosed by legal, regulatory or stock exchange requirement; or (c) any party discloses the confidential information to its legal or financial consultant for the reason of the transaction’s requirement under this agreement, the legal or financial consultant is liable for complying with the confidential liability which is similar to this clause. The receiving party will be liable for any improper disclosure of confidential information by its employees or advisors.

Article 5:    Force Majeure

5.1    Force majeure, which includes but is not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event is beyond one party’s reasonable control and unavoidable with reasonable care of the affected party. However, any shortage of credit, capital or finance shall not be regarded as an event of force majeure. To be excused from performing obligations under this agreement, the party affected by force majeure shall promptly notify the other party and inform it of the steps necessary to complete performance.

5.2    In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by force majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of force majeure and attempt to resume performance of the obligations delayed or prevented by the event of force majeure. After the event of force majeure ends, both parties agree to resume the performance of this Agreement with their best efforts.

Article 6:    Settlement of Disputes

Any dispute, tangle or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of arbitration application. The arbitration award shall be final and binding upon both parties.  Arbitration place shall be in Beijing.  Arbitration language shall be English.

Article 7:    Notices and delivery

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

Party A:	eLongNet Information Technology (Beijing) Co., Ltd.
Address:	No. 10 Middle Jiuxianqiao Road, Beijing
Addressee:	CUI Guangfu
Fax:	(86-10) 6436-6019
Tel:	(86-10) 5860-2288

Party B:	Beijing eLong Information Technology Co., Ltd
Address:	Xingke Plaza, Tower C, 2nd Floor, No. 10 Middle Jiuxianqiao Road, Beijing
Addressee:	CUI Guangfu
Fax:	(86-10) 6436-6019
Tel:	(86-10) 5860-2288

Article 8:    Assignment

Party B shall not transfer the rights and obligations of this Agreement to any third party without the prior written consent of Party A.

Article 9:    Amendment and Supplement

The Parties may amend this contract by written agreement. Party A has the right to amend or supplement this Agreement, and Party B shall cooperate and unconditionally sign any additional documents. Any amendment, change and supplement executed by the parties shall be an indivisible part of this Agreement, with the same legal effect.

Article 10:    Effective Date and Term

10.1    This Agreement shall be valid as of the date first set forth above. The Parties confirm that the term of the Agreement shall be counted from July 1, 2004. Unless terminated pursuant to the terms of this agreement or subsequent amendment thereto, the term of this Agreement is 20 years.

10.2    This Agreement shall continue for the corporate existence of Party A (and any extension thereof), and will automatically be extended for additional 20 year terms, and such extensions may be without limit.

10.3 Party A may unilaterally terminate this Agreement at any time by giving notice to Party B; Party B cannot terminate this agreement under any circumstances.

10.3    This Agreement is executed in duplicate and each Party holds one copy.

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[signature page of Cooperation Agreement]

Party A:    eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	/s/ Guangfu Cui

Official Seal:    [seal of eLongNet Information Technology (Beijing) Co., Ltd.]

Party B:    Beijing eLong Information Technology Co., Ltd.

Signature of Authorized Representative:	/s/ Guangfu Cui

Official Seal:    [seal of Beijing eLong Information Technology Co., Ltd.]

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